Exhibit 3.1

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: China Media Networks International, Inc. (to be known as Medical Solutions Management Inc.)

2. The articles have been amended as follows (provide article numbers, if available):

To change the Company’s name to Medical Solutions Management Inc.

To increase the authorized number of shares of the Company’s capital stock to 100,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

To delete the Company’s authorized series of preferred stock known as Series A Preferred Stock (of which no shares are outstanding).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 22,181,419 of 22,441,148 shares.

4. Effective date of filing (optional):	Upon filing.
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):	/s/ Brian Lesperance

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2003
Revised on: 09/29/05

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate to Accompany

Restated Articles

(PURSUANT TO NRS)

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles for Limited-Liability Companies, Certificates of

Limited Partnership, Limited-Liability Partnerships and Business trusts)

1. Name of Nevada entity as last recorded in this office:

China Media Networks International, Inc. (to be known as Medical Solutions Management Inc.)

2. The articles are being ☐ Restated or ☒ Amended and Restated (check only one). Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificates by resolution of the board of directors adopted on The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒	The entity name has been amended.

☐	The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

☐	The purpose of the entity has been amended.

☒	The authorized shares have been amended.

☐	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☒	Articles have been added.

☒	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

*	This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM RESTATED 2003
Revised on 10/04/05

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CHINA MEDIA NETWORKS INTERNATIONAL INC.

(to be known as MEDICAL SOLUTIONS MANAGEMENT INC.)

China Media Networks International, Inc. (to be known as Medical Solutions Management Inc.), a Nevada corporation (the “Corporation”), hereby certifies that these Amended and Restated Articles of Incorporation have been duly adopted in accordance with the Revised Statutes of Nevada (the “Statutes”):

ARTICLE 1

The name of the corporation is hereby changed to Medical Solutions Management Inc. (hereinafter, the “Corporation”).

ARTICLE 2

The nature of the business or purposes to be conducted or promoted by the Corporation is as follows: To engage in any lawful act or activity for which corporations may be organized under the Statutes.

ARTICLE 3

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000, of which 5,000,000 shares shall be shares of Preferred Stock (hereinafter referred to as the “Preferred Stock”), par value of $0.0001 per share, and 100,000,000 shares shall be shares of Common Stock (hereinafter referred to as the “Common Stock”), par value $0.0001 per share.

A statement of the designations of the authorized classes of Preferred Stock or of any series thereof, and the powers, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms not fixed by these Amended and Restated Articles of Incorporation, is as follows:

(a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including but without limiting the generality of the foregoing, the following:

(i) the distinctive designation of, and the number of shares of, Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(ii) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(iii) the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, or of any series of Preferred Stock or of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(iv) whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(v) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(vii) the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the shareholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such condition as the Board may determine.

(b) Common Stock

(i) after the requirements with respect to preferential dividends on Preferred Stock (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article 3), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article 3) and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph (a) of this Article 3, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors;

(ii) after distribution in full of the preferential amount (fixed in accordance with the provisions of paragraph (a) of this Article 3), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of the Common Stock held by each;

(iii) holders of Common Stock are entitled to one vote for each share held at all meetings of shareholders and there shall be no cumulative voting.

ARTICLE 4

The governing board of the Corporation shall be known as directors. After the filing of these Amended and Restated Articles of Incorporation, the number of directors constituting the entire Board of Directors shall be determined from time to time by resolution adopted by the Board of Directors.

ARTICLE 5

The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation subject only to such limitations, if any, as may be from time to time imposed by other provisions of these Amended and Restated Articles of Incorporation, by law or by the Corporation’s by-laws.

ARTICLE 6

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Statutes as currently in effect or as the same may hereafter be amended.

No amendment, modification, or repeal of this Article 6 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

ARTICLE 7

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

ARTICLE 8

The Corporation elects not to be governed by Sections 78.411 to 78.444 of the Statutes and Sections 78.378 through 78.3793 of the Statutes.

ARTICLE 9

To the fullest extent permitted by Nevada law and subject to the by-laws of the Corporation, the directors and officers of the Corporation shall not be liable to the Corporation or its shareholders for damages for their conduct or omissions as directors or officers. Any amendment to or repeal of this Article 9 shall not adversely affect any right of a director or officer of the Corporation hereunder with respect to any acts or omissions of the director of officer occurring prior to amendment or repeal.

ARTICLE 10

To the fullest extent permitted by Nevada law, the Corporation shall indemnify the officers and directors of the Corporation. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of by-laws, approval of agreements or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article 10 shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

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These Amended and Restated Articles of Incorporation have been duly executed on this 28th day of June, 2006.

CHINA MEDIA NETWORKS INTERNATIONAL, INC.

By:	/s/ BRIAN LESPERANCE
Brian Lesperance President